EXHIBIT 10(b)

Campbell Soup Company
Severance Pay Plan for Salaried Employees

WHEREAS, the Campbell Soup Company (“Company”) previously established the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) primarily to assist former U.S. Salaried Employees while seeking other employment;

WHEREAS, pursuant to the terms of the Plan, the Chief Executive Officer of the Company reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice; and

WHEREAS, the Chief Executive Officer desires to clarify the “Years of Service” definition to take into consideration the Company’s service bridging policy.

NOW, THEREFORE, BE IT:

RESOLVED, effective May 1, 2015, Article II, Section 2.11 of the Plan is amended to read, in its entirety, as follows:

2.11.    “Years of Service” means the total number of years of continuous employment rendered as a regular employee of the Company and all its wholly-owned subsidiaries and affiliates since the employee’s most recent date of hire, plus any prior service included under the Company’s service bridging policy. Solely applicable to the calculation of the severance payments set forth in Article V, Years of Service shall be full years; however, in the final year of employment, service of six full months or more will be counted as one year.

In addition to service with the Company, continuous years of employment with an enterprise, the assets or stock of which is acquired by the Company, shall be counted as years of service with the Company, unless Campbell Soup Company excludes such prior service with the acquired enterprise.

IN WITNESS WHEREOF, this instrument has been executed on May 21, 2015.

Chief Executive Officer

By: /s/ Denise Morrison
Denise Morrison